EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of April 10, 2008, by and between Bluefly, Inc., a Delaware corporation (the "Company"), and Bradford Matson ("Matson").

                                    RECITALS
                                    --------

        1. Matson currently serves as Chief Marketing Officer of the Company in accordance with the terms and conditions of an Employment Agreement dated as of September 19, 2005 for a term set to expire on September 30, 2008 (the "Original Agreement").

        2. The Company and Matson desire to amend and restate the Original Agreement in its entirety to, among other things extend the term of Matson's employment and amend certain provisions related to his compensation in accordance with the terms and conditions of this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Matson agree as follows:

        1.  TERM
            ----

        The Company hereby agrees to employ Matson as Chief Marketing Officer of the Company, and Matson hereby agrees to serve in such capacity, for a term ending on March 31, 2011 (as the same may be earlier terminated pursuant to the terms of this Agreement, the "Employment Term"), upon the terms and subject to the conditions contained in this Agreement.

        2.  DUTIES
            ------

        During the Employment Term, Matson shall serve as Chief Marketing Officer of the Company, and shall be responsible for the duties attendant to such office and such other managerial duties and responsibilities with the Company consistent with such office as may be reasonably assigned from time to time by the Chief Executive Officer and/or President of the Company.

        The principal location of Matson's employment shall be in the New York City vicinity (i.e., within a 20 mile radius), although Matson understands and agrees that he will be required to travel from time to time for business reasons. Matson shall diligently and faithfully perform his obligations under the Agreement and shall devote his full professional and business time to the

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performance of his duties as Chief Marketing Officer of the Company during the
Employment Term. Matson shall not, directly or indirectly, render business services to any other person or entity, without the consent of the Company's Chief Executive Officer.

        3.  BASE SALARY
            -----------

        For services rendered by Matson to the Company during the Employment Term, the Company shall pay him a base salary of $350,000 per year, payable in accordance with the standard payroll practices of the Company, subject to annual increases in the sole discretion of the Chief Executive Officer and the Company's Board of Directors, taking into account the financial and operating performance of the Company's business and divisions and a qualitative assessment of Matson's performance during such year.

        4.  BONUS
            -----

        During the Employment Term, Matson shall be eligible to receive a bonus set by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") in its sole discretion and based on such factors as the Compensation Committee deems appropriate. In the event that, prior to December 31, 2008, Matson opts to terminate his employment by providing the Company with 30 days' written notice of termination and an effective termination date occurring after December 31, 2008, he shall receive a bonus of $116,555 as part of the first regularly scheduled payroll of 2009 in lieu of any other bonuses that would have been paid to him for the 2008 year. In the event that Matson does not so terminate his employment he will be eligible to receive a bonus for the 2008 year as determined by the Compensation Committee. All bonuses shall be paid in accordance with the Company's standard payroll practices, net of any applicable withholding.

        5.  EXPENSE REIMBURSEMENT AND PERQUISITES
            -------------------------------------

            a. During the Term of this Agreement, Matson shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him in the performance of him services to the Company consistent with corporate policies, if any, provided that the expenses are properly accounted for.

            b. During each calendar year of the Employment Term, Matson shall be entitled to reasonable vacation with full pay in accordance with they Company's then-current vacation policies; provided, however, that Matson shall schedule such vacations at times convenient to the Company.

            c. Matson shall be entitled to participate in all health insurance (National Oxford), dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly

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situated employees of the Company, to the extent permitted by law. In addition,
Matson shall be a covered officer under the Company's now existing and any future Directors and Officers liability policy.

            d. During the term of this Agreement, for the months from May 2008 through December 2008, the Company will pay for appropriate monthly temporary housing (up to a maximum of $9,500 per month). It is essential that Matson submit receipts directly to the Company on a monthly basis to be reimbursed. In addition, on a monthly basis, the Company will pay Matson a "gross-up" bonus such that the net amount retained by Matson after the payment of any federal, state or local income taxes (collectively, "Taxes") on such bonus will be sufficient to pay any Taxes due with respect to the Company's reimbursement of housing expenses pursuant to this Section 5(d).

        6.  NON-COMPETITION; NON-SOLICITATION
            ---------------------------------

        a. In consideration of the offer of employment, severance benefits and Options to be granted to Matson hereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, during the Non-Competition Term, Matson shall not, without the prior written consent of the Company, anywhere in the world, directly or indirectly, (i) enter into the employ of or render any services to any Competitive Business; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity;
        (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the Company while Matson was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. For purposes of this Agreement, a "Competitive Business" shall mean any person, corporation, partnership, firm or other entity which sells or has plans to sell ten (10) or more brands of luxury or high-end designer apparel and/or fashion accessories at prices that are consistently discounted to manufacturer's suggested retail prices. However, nothing in this Agreement shall preclude Matson from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in him beneficially owning, at any time, more than three percent (3%) of the publicly-traded equity securities of such Competitive Business. For purposes of this agreement, the "Non-Competition Term" shall mean a period beginning upon the commencement of the Employment Term and ending on the two (2) year anniversary of the end of the Employment Term.

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        b.  Matson and the Company agree that the covenants of non-competition and non-solicitation contained in this paragraph 6 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction, such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended. Matson agrees that any breach of the covenants contained in this paragraph 6 would irreparably injure the Company. Accordingly, Matson agrees that the Company, in addition to pursuing any other remedies it may have in law or in equity, may obtain an injunction against Matson from any court having jurisdiction over the matter, restraining any further violation of this paragraph 6.

        7.  TERMINATION
            -----------

            a. This Agreement, the employment of Matson, and Matson's position as Chief Marketing Officer of the Company shall terminate upon the first to occur of:

            (i)    his death;

            (ii) his "permanent disability," due to injury or sickness for a continuous period of four (4) months, or a total of eight months in a twenty-four month period (vacation time excluded), during which time Matson is unable in substantial part to attend to his ordinary and regular duties, provided that the Company shall give Matson thirty (30) days' written notice prior to any such termination;

            (iii) a "Constructive Termination" by the Company during the Employment Term, which, for purposes of this Agreement, shall be deemed to have occurred upon (A) the removal of Matson without his consent from his position as Chief Marketing Officer of the Company, or (B) the material breach by the Company of this Agreement; provided that no such breach shall be considered a Constructive Termination unless Matson has provided the Company with at least thirty (30) days' prior written notice of such breach and the Company has failed to cure such breach within such thirty (30) day period;

            (iv) the termination of this Agreement at any time without cause by the Company;

            (v) the termination of this Agreement for cause, which, for purposes of this Agreement, shall mean that (1) Matson has been convicted of a felony or any serious crime involving moral turpitude, or engaged in materially fraudulent or materially dishonest actions in connection with the

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                   performance of his duties hereunder, or (2) Matson has
                   willfully and materially failed to perform his duties hereunder, or (3) Matson has willfully or negligently breached the terms and provisions of this Agreement in any material respect, or (4) Matson has failed to comply in any material respect with the Company's policies of conduct that have been communicated to her, including with respect to trading in securities, provided that the Company shall provide Matson with at least five (5) business days' prior written notice of any such failure to comply and an opportunity to cure such failure, to the extent curable; or

            (vi) the termination of this Agreement by Matson, which shall occur on not less than 30 days prior written notice from Matson.

            b. In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(i), 7(a)(ii), 7(a)(v) or 7(a)(vi), the Company shall pay Matson his base salary only through the date of termination. In the event that this Agreement is terminated during the Employment Term pursuant to paragraphs 7(a)(iii) or 7(a)(iv), the Company shall pay Matson, in lieu of all salary, compensation payments and perquisites set forth in paragraphs 3, 4 and 5 (including bonus payments and unvested option grants, but excluding vested option grants) and contingent upon his continued performance of his obligations under Section 6, severance payments (the "Severance Payments") equal to the then-current base salary for a period of one-hundred eighty (180) days.

The Severance Payments shall be payable in periodic installments in accordance with the Company's standard payroll practices and will be subject to any applicable withholding, and shall be conditioned upon Matson executing a full release of any claims against the Company, in a form reasonably satisfactory to the Company.

        8.  CONFIDENTIALITY
            ---------------

            a. Matson recognizes that the services to be performed by him are special, unique and extraordinary in that, by reason of his employment under this Agreement, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company, its predecessors, and/or its affiliates, the use or disclosure of which could cause the Company, or its affiliates substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Matson covenants and agrees with the Company that he will not at any time during the Term of this Agreement or thereafter, except in the performance of his obligations to the Company or with the prior written consent of the Board of Directors or as otherwise required by court order, subpoena or other government process, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company. If Matson shall be required to make such disclosure pursuant to court order, subpoena or other government process, he shall notify the Company of the same, by personal delivery or electronic means, confirmed by mail,

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within twenty-four (24) hours of learning of such court order, subpoena or other government process and, at the Company's expense (such expenses to be advanced by the Company as reasonably required by Matson), shall (i) take all necessary and lawful steps reasonably required by the Company to defend against the enforcement of such subpoena, court order or government process, and (ii) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof. The term "confidential information" includes, without limitation, information not in the public domain and not previously disclosed to the public or to the trade by the Company's management with respect to the Company's or its affiliates' facilities and methods, trade secrets and other intellectual property, designs, manuals, confidential reports, supplier names and pricing, customer names and prices paid, financial information or business plans.

            b. Matson confirms that all confidential information is and shall remain the exclusive property of the Company. All memoranda, notes, reports, software, sketches, photographs, drawings, plans, business records, papers or other documents or computer-stored or disk-stored information kept or made by Matson relating to the business of the Company shall be and will remain the sole and exclusive property of the Company and all such materials containing confidential information shall be promptly delivered and returned to the Company immediately upon the termination of his employment with the Company.

            c. Matson shall make full and prompt disclosure to the Company of all inventions, improvements, ideas, concepts, discoveries, methods, developments, software and works of authorship, whether or not copyrightable, trademarkable or licensable, which are created, made, conceived or reduced to practice by Matson while performing his services hereunder to the Company, whether or not during normal working hours or on the premises of the Company and which relate in any manner to the business of the Company (all of which are collectively referred to in this Agreement as "Developments"). All Developments shall be the sole property of the Company, and Matson hereby assigns to the Company, without further compensation, all of his rights, title and interests in and to the Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks and trade names in the United States and elsewhere.

            d. Matson shall assist the Company in obtaining, maintaining and enforcing patent, copyright and other forms of legal protection for intellectual property in any country. Upon the request of the Company, Matson shall sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Company in order to protect its rights and interests in any Developments.

            e. Matson agrees that any breach of this paragraph 8 will cause irreparable damage to the Company and that, in the event of such breach, the Company will have, in addition to any and all remedies of law, including rights which the Company may have to damages, the right to equitable relief including, as appropriate, all injunctive relief or specific

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performance or other equitable relief. Matson understands and agrees that the rights and obligations set forth in paragraph 8 shall survive the termination or expiration of this Agreement.

        9.  REPRESENTATIONS AND WARRANTIES
            ------------------------------

            a. Matson represents and warrants to the Company that he was advised to consult with an attorney of Matson's own choosing concerning this Agreement.

            b. Matson represents and warrants to the Company that, to the best of his knowledge, the execution, delivery and performance of this Agreement by Matson complies with all laws applicable to Matson or to which his properties are subject and does not violate, breach or conflict with any agreement by which he or his assets are bound or affected.

        10. INDEMNIFICATION
            ---------------

        The Company shall indemnify and hold Matson harmless to the fullest extent permitted by law from and against any and all claims, losses, liabilities, damages and expenses including, but not limited to, reasonable attorneys' fees incurred by, imposed upon or asserted against Matson as a result of or arising out of any acts or omission by Matson in his capacity as an officer, director, employee or consultant of the Company.

        11. GOVERNING LAW; ARBITRATION
            --------------------------

        This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the internal laws of the State of New York, without giving effect to its conflict of law provisions. Except as set forth below, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration in accordance with the rules of the American Arbitration Association (the "AAA") then pertaining in the City of New York, New York, by a single arbitrator to be mutual agreed upon by the parties or, if they are unable to so agree, by an arbitrator selected by the AAA. The parties shall be entitled to a minimal level of discovery as determined by the arbitrator. The arbitrator shall be empowered to award attorney's fees and costs if he or he deems such award appropriate. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Nothing contained in this paragraph
11 or the remainder of this Agreement shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by Matson of the covenants contained in paragraphs 6 and 8 of this Agreement.

        12. ENTIRE AGREEMENT
            ----------------

        This Agreement contains all of the understandings between Matson and the Company pertaining to Matson's employment with the Company, and it supersedes all undertakings and

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agreements, whether oral or in writing, previously entered into between them, including (without limitation) the Original Agreement.

        13. AMENDMENT OR MODIFICATION; WAIVER
            ---------------------------------

        No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Matson and by an officer of the Company duly authorized to do so. Except as otherwise specifically provided in this Agreement, no waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

        14. NOTICES
            -------

        Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight delivery or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently designate by like notice:

        If to the Company, to:

            Bluefly, Inc.
            42 West 39th Street
            New York, NY 10018
            Attn: Chief Executive Officer

        If to Matson, to:

            at the address then on file in the Company's payroll system

Any such notice shall be deemed given upon receipt.

        15. SEVERABILITY
            ------------

            In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

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        16. TITLES
            ------

            Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraphs.

        17. COUNTERPARTS
            ------------

            This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                                BLUEFLY, INC.

                                                By:  /s/ Barry Erdos
                                                     ---------------------------
                                                     Barry Erdos
                                                     President

                                                EMPLOYEE

                                                /s/ Bradford Matson
                                                --------------------------------
                                                Bradford Matson

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